Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of September 25, 2014 (“Effective Date”) between GreenSky Trade Credit, LLC, a Georgia limited liability company (the “Company”), and David Zalik, a resident of the State of Georgia (“Employee”).

The Company or its affiliate has previously employed Employee. The Company desires to continue to employ Employee to provide the services set forth herein. Employee agrees to provide such services in accordance with the terms and conditions of this Agreement.

The parties therefore agree as follows:

1. Employment.

a. Position. The Company shall employ Employee as its Chairman and Chief Executive Officer, to perform the services and duties customarily associated with such positions, as well as any additional lawful duties properly assigned to him by the Company from time to time during the term of Employee’s employment as set forth in this Agreement, and Employee accepts such employment.

b. Best Efforts. Employee will use his best efforts to perform his duties in accordance with the business plans, goals, and policies of the Company in effect during the term of his employment and in accordance with instructions given to Employee by the Company. The Company in return agrees to provide Employee with resources and support to perform services and duties of such positions.

2. Compensation and Benefits.

a. Base Compensation. During the term of Employee’s employment, the Company shall pay to Employee a base salary annualized at $500,000 (“Base Salary”) to be paid in accordance with the Company’s standard payroll practices. Employee’s Base Salary shall be subject to periodic review no less frequently than annually and such periodic adjustments, if any, as the Company shall deem appropriate in accordance with the Company’s procedures and practices in effect from time to time regarding the salaries of employees. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as may be adjusted from time to time in accordance with the terms thereof.

b. Incentive Compensation. During the term of Employee’s employment, Employee shall be eligible to receive a yearly performance bonus (“Bonus”) in accordance with a bonus plan to be developed by the Company with input from Employee. The bonus plan will provide for a target Bonus of 50% of Base Salary for attainment of set objectives, and may be scaled up or down, for failure to achieve, or over achievement, respectfully, of the set objectives. Any annual Bonus will be paid to Employee no later than March 15 of the subsequent calendar year.

c. Severance Pay. If: (1) Employee is terminated without Cause or (2) Employee voluntarily terminates his employment with the Company for Good Reason, the Company shall continue to pay Employee his Base Salary and, subject to customary employee payments, provide Employee health and other insurance benefits, for the “severance period.” The “severance period” shall be twenty-four months in the above instances and in the event that the termination occurs following or as a result of a Sale of the Business (as defined in Operating Agreement of GreenSky Trade Credit, LLC as of the date hereof). In addition, if (1) Employee is terminated without Cause or (2) Employee voluntarily terminates his employment with the Company for Good Reason, the Company shall pay Employee his Bonus for the year in which termination occurs, determined on a pro-rata basis based upon the number of completed calendar months within such year prior to the termination and actual results for the year, at the same time that other Employees receive their incentive compensation with respect to such year, but in all events no later than March 15 of the subsequent calendar year. As a pre-condition to the payment of any severance or benefits following termination (other than as required by applicable law), Employee shall execute a full release in the form customarily required by the Company.

d. Employee Benefits. Employee shall be eligible to participate in employee benefit programs, including, without limitation, medical and hospitalization programs, now or hereafter made available by the Company to its senior executives, subject to the terms, conditions, and eligibility requirements of such programs. The Company reserves the right to modify or terminate any existing program or adopt new programs in its sole discretion.

e. Deductions. Any and all payments to Employee hereunder shall be subject to the deductions and withholdings as are required by law and the Company’s usually and customary payroll practices.

f. Expenses. Employee shall be reimbursed for expenses that are reasonably incurred in the performance of Employee’s duties hereunder in accordance with the standard expense reporting and other policies of the Company then in effect. The Company will also provide a PDA/cellphone to Employee at its expense and pay for the customary costs (including monthly service costs) for such device.

g. Vacation. In addition to the Company-wide holidays or other paid days off, Employee shall be entitled to take twenty days of paid time off in each calendar year, in accordance with the standard policies of the Company in effect from time to time as determined by the Company in it sole discretion. Vacations shall be scheduled at such times as not to materially interfere with the business of the Company.

h. Reserved.

3. Employment Period. This Agreement shall be effective from the date set forth in the introductory paragraph of this Agreement, and shall continue until terminated in accordance with Section 4.

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4. Termination.

a. Termination without Cause. Employee agrees that his employment with the Company is “at will,” and that either party may terminate this Agreement at any time upon 30 days’ advance written notice to the other party. In the event of such termination, (i) Employee shall be entitled to all compensation due under the terms of this Agreement at the time of termination, and any and all compensation which becomes due to the Employee under the terms of this Agreement, and (ii) the Company shall have the right to dismiss Employee prior to the expiration of such period upon payment of such compensation, but such compensation shall not be considered pensionable compensation.

b. Termination for Good Reason. For the purpose of this agreement, Good Reason shall mean with respect to one or more of the following (i) a reduction in Base Salary or Bonus opportunity unless, in the case of a reduction occurring prior to a Sale of the Business, the percentage reduction is generally applicable to all senior executives; (ii) a material reduction of Employee’s duties and responsibilities from those generally attendant to the role of chief financial officer or a reduction in title; (iii) a relocations of Employee’s principle workplace to a location outside of the Atlanta, Georgia metropolitan area without the consent of Employee; and (iv) the Company’s material breach of this Agreement, which in the cases of clauses (i) – (iv) above, is not cured within 30 days after written notice thereof by the Employee to the Company; provided that written notice of such breach must be delivered by the Employee to the Company within 30 days after the date Employee first knew or should reasonably have known of the occurrence of any such event in the order for Employee’s resignation with Good Reason to be effective hereunder.

c. Termination upon Death or Permanent Disability. This Agreement shall terminate upon Employee’s death or ten business days after written notice by the Company of termination upon or during the continuance of the Permanent Disability of Employee. The term “Permanent Disability” shall mean a determination by a mutually selected licensed physician that Employee is by reason of physical or mental incapacity substantially unable to fulfill his performance obligations of the Company for a period of three consecutive months. A Permanent Disability shall be deemed to commence upon the expiration of the three-month period. In the event of termination for death or Permanent Disability, Employee is entitled to any and all compensation which is due at the time of death or Permanent Disability, and/or becomes due after the time of death or Permanent Disability under the terms of this Agreement.

d. Termination for Cause. The Company may terminate this Agreement for Cause (as defined below) with immediate effect and without notice. The Company’s compensation obligations shall cease as of the date of termination for Cause, except that Employee is entitled to any and all compensation that is due and owed at the date of termination. For the purposes hereof “Cause” shall mean Employee’s: (i) fraud or dishonesty against the Company; (ii) commission of a felony involving moral turpitude; (iii) use of alcohol or illegal drugs to the extent that job performance is adversely affected; (iv) failure for any reason to follow the reasonable and lawful directives of the Company which failure continues or recurs after fifteen (15) days following written notice by the Company to Employee; (v) conduct that involves moral turpitude that could adversely affect the Company’s good name and reputation in the market; or (vi) any material breach of the terms of any written agreement between Employee

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and the Company which the Employee has signed and been provided a copy, which breach continues after fifteen (15) days following written notice by the Company to Employee.

5. Business Protection.

a. As used in this Section:

“Business of the Company” means providing consumer financing to individuals through programs sponsored by retailers, distributors, manufacturers and others.

“Restricted Period” means the period beginning on the date Employee’s employment by the Company or any of its affiliates ends (the “Termination Date”) and ending twelve (12) months thereafter.

“Restricted Territory” means, and is limited to, the states in which the Company originated $1 million or more in financing during the most recent twelve months period prior to the Termination Date.

“Material Contact” means contact in person, by telephone or by paper or electronic correspondence, in furtherance of the business interests of the Company.

b. Employee agrees that during Employee’s employment hereunder and during the Restricted Period, Employee shall not, within the Restricted Territory, perform services on his own behalf or on behalf of any other person or entity, which are the same as or similar to those he provided to the Company and which support any business activities which compete with the Business of the Company.

c. Employee agrees that during Employee’s employment hereunder and during the Restricted Period, Employee shall not, directly or indirectly, solicit any actual or prospective retailers, distributors or manufactures that sponsor financing programs of the Company with whom Employee had Material Contact, for the purpose of providing financing products that compete with the Business of the Company.

d. Employee agrees that during Employee’s employment hereunder and during the Restricted Period, Employee shall not, directly or indirectly, solicit any actual or prospective financing source of the Company with whom Employee had Material Contact, for the purpose of having that financing source provide financing in support of any business activities that compete with the Business of the Company.

e. Employee agrees that during Employee’s employment hereunder and during the Restricted Period, Employee shall not, directly or indirectly, solicit or induce any employee or independent contractor of the Company with whom Employee had Material Contact to terminate such employment or contract with the Company.

f. During the term of this Agreement, Employee will have access to and become familiar with various trade secrets and proprietary and confidential information of the

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Company, its subsidiaries and affiliates, including, but not limited to, processes, designs, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, product plans, marketing plans, strategic plans, customer lists, methods of doing business and other confidential information (collectively, referred to as “Trade Secrets”) which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates. Employee may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Company (except in the ordinary course of business during Employee’s period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Employee’s employment with the Company. Employee agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Company. For this purpose, Employee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Employee’s name, place and stead to perform any act.

6. Arbitration. Any dispute between the parties arising out of this Agreement shall be determined by binding arbitration under the rules of the American Arbitration Association. The arbitration shall be conducted in Atlanta, Georgia by a single arbitrator mutually acceptable to the parties, or, in the event the parties are unable to agree upon a single arbitrator, by a single arbitrator appointed by the Atlanta, Georgia office of such association. The cost of the arbitration shall be divided and borne equally by the parties. Notwithstanding the foregoing, the Company shall be entitled to obtain appropriate equitable relief for violations of Section 5 hereof.

Initialed by the Company:	/s/ JG	Initialed by Employee:	/s/ DZ
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7. General.

a. This Agreement is severable, such that the invalidity of any term of this Agreement shall not affect the validity of any other term. Any invalid term shall be subject to partial enforcement to the maximum extent permitted under applicable law.

b. This Agreement may not be modified or amended except by a written instrument setting forth the modification or amendment which is signed by the parties and specifically states that is modifies or amends this Agreement.

c. All titles and headings appearing in this Agreement are for identification only and are not to be used for interpretive purposes.

d. This Agreement shall inure to the benefit of and be binding upon the parties, their successors and assigns. This Agreement may not be assigned by Employee without the prior written consent of the Company.

e. All questions regarding the validity, operation, interpretation and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Georgia, without regard to any contrary conflict of laws principles.

f. Any failure by a party at any time or from time to time to enforce or require strict compliance with any term or condition of this Agreement will not constitute a waiver of such term or condition. No waiver will be enforceable unless embodied in a written instrument signed by the party charged with the waiver.

g. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions between them.

h. All written notices pursuant to this Agreement shall be made via hand delivery, certified mail (return receipt requested, postage prepaid) or overnight delivery via a commercially respected courier (service fees prepaid) to the address listed below each party’s signature hereto.

8. Death Benefits. In the event of the Employee’s death, any and all compensation which is due or becomes due to the Employee under the terms of this Agreement shall survive Employee’s death and be payable to Employee’s designated beneficiary (the “Beneficiary”). The Beneficiary shall be designated by the Employee in a separate written instrument dated and signed by the Employee and delivered to and accepted by the Company and, in the absence of such designation, shall be the Employee’s spouse as of the time of his death. It is further agreed that the Beneficiary may be changed from time to time as the Employee may desire. It is further understood that written instruments designating the Beneficiary which bears the most recent date shall be controlling.

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9. Offer letter contingencies. The Company acknowledges that it has completed all aspects of the pre-employment screening process, including but not limited to, background check, reference checks, and verification of job and educational credentials, and accordingly, such contingencies are removed and of no consequence.

10. No Agreements. Employee represents that he is not subject to any non-competition or other agreements that would prohibit or otherwise limit his ability to work for the Company.

11. Section 409A. Notwithstanding any other provisions of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be provided and paid in a manner, and at such time, as complies with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Employee is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then the payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after the Termination Date or, if earlier, Employee’s death (the “409A Deferral Period”), as required by Section 409A(a)(2)(B)(i) of the Code. In the event payments are otherwise due to be made in installments or periodically during such 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event, benefits are otherwise to be provided hereunder during such 409A Deferral Period, any such benefits may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement for such expense from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, Employee’s termination of employment shall be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.

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The parties have executed this Agreement as of the Effective Date of this Agreement.

COMPANY:		EMPLOYEE:

GreenSky Trade Credit, LLC

By:	/s/ James M. Giuliani	/s/ David Zalik
	James M. Giuliani	David Zalik
Chief Accounting Officer and Comptroller

Address:	1797 NorthEast Expressway	Address:	56 Mt. Paran Rd. NW
	Suite 100		Atlanta, GA 30327
Atlanta, GA 30327
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